Exhibit 99.1

ARMOUR Residential REIT, Inc. Commemorates Raising Over $1 Billion in Gross Equity
by Ringing The Opening Bell® at the New York Stock Exchange on May 22, 2012

VERO BEACH, FL -- May 3, 2012 -- ARMOUR Residential REIT, Inc. (NYSE: “ARR” and NYSE Amex: “ARR.WS”) (“ARMOUR” or the “Company”) today announced that Co-Chief Executive Officers, Jeffrey J. Zimmer and Scott J. Ulm, will ring The Opening Bell® at the New York Stock Exchange on Tuesday, May 22, 2012. Mr. Zimmer and Mr. Ulm will be joined at The Opening Bell ceremony by members of the Company’s Board of Directors and management team.  The Company has raised over $1 billion in gross equity since its initial listing on the NYSE on April 4, 2011.

Photos of the event will be available via Associated Press/New York (212-621-1902), Reuters America (646-223-6285), Getty Images (646-613-4141) and Bloomberg Photo (212-617-3420). The Opening Bell feed is available beginning at 9:25 a.m. EDT via Ascent loop #4009 at www.nyse.com.  Those seeking footage via The Switch should contact NYSE Broadcast at 212-656-5483. A replay of the ceremony will be available at the Company’s website at www.armourreit.com.

ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in hybrid adjustable rate, adjustable rate and fixed rate residential mortgage backed securities. These securities are issued or guaranteed by U.S. Government-chartered entities. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC. ARMOUR Residential REIT, Inc. intends to qualify and has elected to be taxed as a REIT under the Internal Revenue Code for U.S. federal income tax purposes.

Jeffrey Zimmer
Co-Chief Executive Officer, President and Vice Chairman
ARMOUR Residential REIT, Inc.
(772) 617-4340

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